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                                                                    Exhibit 99.1

Risk Factors

The following factors may affect the Company's future performance.

We Have a History of Losses. We have incurred net operating losses since 1991 and as of June 30, 2000, we had an accumulated deficit of $32,359,800. We will need significant increases in revenue to meet our projected development, selling, marketing and other operating costs and to achieve a profitable level of operations. There can be no assurance, however, as to when or if such increases in revenues will be achieved.

Our Results of Operations May Fluctuate. Our quarterly operating results have in the past and may in the future vary significantly depending on factors such as:

     .    revenue from software licenses;
     .    the timing of new product and service announcements;
     .    market acceptance of new and enhanced versions of our products;
     .    the size and timing of significant orders;
     .    changes in operating expenses;
     .    general economic factors.

We have limited or no control over many of these factors. We operate with virtually no order backlog because our software licenses typically are installed shortly after orders are received. As a result, revenues in any quarter are substantially dependent on the quantity of orders received in that quarter. Quarterly revenues also are difficult to forecast because the market for our products is evolving and our revenues in any period are significantly affected by the announcements and product offerings of our competitors as well as alternative technologies. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance.

Our Success Depends Upon the New Products We Develop and Improving our Technology. In August 1999, the Company introduced its MediaBin platform, which was designed to provide efficient, accurate and timely utilization of image assets for brand-centered corporations, cross-media publishers, photo stock houses and any other organizations that depend on the efficient, accurate and timely utilization of image assets. The Company expects that the majority of its future revenues will be derived from MediaBin license and service fees and from maintenance fees for its software. As a result, the Company's future operating results are substantially dependent upon market acceptance of MediaBin and any enhancements thereto. There can be no assurance that MediaBin will continue to achieve market acceptance, or that the Company will introduce enhanced versions of its products on a timely basis to meet the evolving needs of its customers. Any material reduction in demand for the Company's products, increased competition, technological change or other factors would have a material adverse effect on the Company's business, operating results and financial condition.

Our Markets are Highly Competitive. The development and marketing of digital image products and technologies are extremely competitive. Many of the companies developing and marketing competitive technologies have competitive advantages over us, because they have established positions in the market, brand name recognition or established ties with OEMs. Further, there can be no assurance that our competitors will not succeed in developing products or technologies that are more effective than those being developed by us or that would render our products and technologies obsolete. In addition, many of our competitors have substantially greater financial, technical, marketing and human resources capabilities than us.
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Our Ability to Generate a Sufficient Amount of Capital is Uncertain. We
anticipate that, in order to maintain a competitive position in our market, we must expend substantial resources to continue research and development relating to potential applications and new technologies. We must also expand our sales, marketing and distribution activities. There can be no assurance that we will be able to generate internally the funds necessary to continue such research and development efforts or to expand sales and marketing activities, or that additional funds from outside sources will be available for such purposes.